EXHIBIT 10.19

[Date]

[Name]

Dear [Name]:

In recognition of your outstanding service to Dominion Resources and as an inducement for you to continue your excellent performance and remain in the employ of the Company, the Board of Directors has approved your eligibility for a lifetime benefit under the Company’s Executive Supplemental Retirement Plan (“ESRP”).

The ESRP benefit will be computed as an equal periodic payment for 120 months according to the ESRP document. However, this periodic payment will be payable for your lifetime (or for 120 payments, if oolonger), or in a lump sum at retirement.

Please return your signed acknowledgement of this letter.

Sincerely yours.

Acknowledged: __________________________	_______________
Date